CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated November 3, 2006, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 2-30806 and 811-2488) of Dreyfus Premier Equity Funds, Inc.

ERNST & YOUNG LLP
New York, New York January 22, 2007